Exhibit 10.15



                                   Schedule A


       Pursuant to Item 601(a)(4), Instruction 2, of Regulation S-K, the Company has not filed the Executive Employment Letters for the following named executives:

                             Mr. Richard J. Andrews
                             Mr. Michael G. Wokasch
                             Mr. James D. Utterback

       Such letters are substantially similar to the Executive Employment Letter for Dr. Kim D. Lamon, attached hereto.

                              [Covance letterhead]




20 November 1996



Dr. Kim D. Lamon
25 Governors Lane
Princeton, New Jersey  08540

           Re:       Employment Letter Agreement (the "Agreement")

Dear Kim:

As we move toward establishing Covance Inc. (formerly Corning Pharmaceutical Services Inc.) ("Covance") as an independent publicly owned company, it is my pleasure to formally confirm that you are an important member of my management team, and, as such, I would like to communicate to you certain compensation matters which will be part of the executive policies which govern Covance once the impending spin-off from Corning Incorporated ("Corning") and Corning Clinical Laboratories ("CCL") is completed. The terms and conditions of this letter supersede and replace any and all previous offer letters, employment agreements or oral representations regarding employment made to you (other than any confidentiality or non-competition agreements you have signed, which shall continue in full force and effect and in addition to any of the provisions contained in this Agreement).

Position

As a Corporate Senior Vice President of Covance and Group President of Covance's clinical and periapproval operations, your duties include managing the domestic and international clinical and periapproval operations of Covance, and such other duties as may be incidental to the foregoing or as the Chief Executive Officer of Covance (the "CEO") or his designee may assign to you. You will report to the CEO or his designee.

Salary and Bonus

Your 1997 salary will be $340,000 per year effective at the time of the completion of the spin-off of Covance from Corning and CCL described in Covance's Form 10 dated September 20, 1996 and filed with the Securities and Exchange Commission (the "Spin-Off"). Your next scheduled merit increase will occur on January 1, 1998.

You will participate in the Covance 1997 Compensation Plan (the "Bonus Plan"). The Bonus Plan provides that upon satisfaction of certain financial goals for both Covance and your business unit established by the Covance Board of Directors, you shall receive an annual incentive equal to 55% of your annual base salary at the time the goals are set for such year; provided, however, that your payout, if any, under the Bonus Plan for 1997 shall be computed using your salary specified above. The Bonus Plan also provides that you may earn up to 110% of your then current annual base salary for such year if Covance and your business unit have outstanding results, again as determined by the Covance Board of Directors. Any annual incentive compensation in excess of 55% of your annual base salary may be paid to you in stock options as determined by the Covance Board of Directors, the details of which would be specified in a Stock Option Agreement to be entered into pursuant to Covance's Employee Equity Participation Program. Actual awards will be determined by the Covance Board of Directors after the end of the applicable performance year and shall be paid to you shortly thereafter. The annual incentive targets may be increased, but not decreased, while you are employed by Covance.

Pension Plan

You are not vested in any pension benefit under Corning's pension. In its place, a supplemental executive retirement plan ("SERP") is being developed for the senior executives of Covance in which you will participate. The SERP will be a non-qualified, unfunded retirement plan designed to provide retirement benefits to you starting at age 60 with provisions enabling you to begin receiving reduced benefits it you retire at age 55. A copy of the plan will be sent you as soon as it is approved and available.

Investment and Benefit Plans

All of your current Covance employee benefit plans (other than those plans offering Corning equities, such as the Employee Stock Purchase Plan) will continue in effect after the Spin-Off with such modifications as Covance deems necessary or advisable. You will continue to be eligible to participate in these Covance plans (e.g., medical, dental, disability, life insurance, 401(k) savings plan, ESOP, employee stock purchase plan) in accordance with the terms and conditions of those plans.

Auto and Financial Counseling Allowance

You will continue to receive a gross monthly auto allowance of $1,070 per month. In addition, you will also be eligible to participate in other perquisites and/or benefits programs as are offered to all other senior executives of Covance as a class. These include a tax/financial counseling allowance of $6,000 per year under the terms of the Covance plan. Any expenses actually incurred under this plan will be grossed up for tax purposes at an incremental income tax rate of 45%.

Existing Options and Other Long Term Incentives

At the time of the Spin-Off, your existing Corning long-term incentives (stock options and restricted stock) will be treated in accordance with the terms outlined below:

           1. All Corning stock options (other than CPP-6 stock options) will be converted into Covance stock options. The conversion will take place in such a way to preserve the inherent gain you have in the Corning stock options at the time of the Spin-Off. In addition, all other option terms (e.g. term of option, vesting dates, ISO status, forfeiture provisions, etc.) will be preserved. Specific details regarding the conversion of your stock options will be provided to you at a later date.

           2. Two-thirds of the Corning CPP-6 stock options will be converted into Covance stock options (under conditions similar to those noted above). The remaining one-third of your Corning CPP-6 stock options will be forfeited and canceled.


           3. Specific details regarding the treatment of all of your outstanding Corning restricted shares will be provided to you at a later date.

Future Equity Awards

You may be awarded from time to time additional compensation (such as stock options or restricted stock) pursuant to Covance's Employee Equity Participation Program or any additional or replacement incentive compensation or long-term compensation program established by Covance for its senior officers. Any awards under such programs, except as provided below, shall be at such levels or in such amounts as Covance's Board of Directors deems, in its sole discretion, appropriate for your position and the performance of your duties.

In conjunction with your first year participation in Covance's Employee Equity Participation Program, Covance shall grant to you, on the terms set forth below, that number of shares of Covance's common stock, subject to certain restrictions (the "Restricted Stock"), and options to purchase Covance's common stock (the "Stock Options"), that have in the aggregate a present value equal to not less than $447,750 (the "First Grant Value"). The First Grant Value shall consist of Stock Options and Restricted Stock in the ratio of three Stock Options for every share of Restricted Stock. Each Stock Option shall be worth a present value amount equal to the product of (i) the fair market value of Covance's common stock and (ii) .33. The fair market value of Covance's common stock shall be determined based on the weighted average per share price of each trade of Covance's common stock occurring during normal trading hours of the first five days of "regular way" trading after completion of the Spin-Off. The rights, obligations and other conditions of the Restricted Stock and the Stock Options shall be as specified in that certain Incentive Stock Agreement and Stock Option Agreement, in each case between you and Covance.

Severance

Except as specified below under the paragraph headed "Change of Control", Covance guarantees that should you be involuntarily terminated for reasons other than for Cause, you will receive an amount equal to the sum of (a) two years base salary (payable on the normal payroll cycle) determined at the time of termination, and (b) two years of the annual incentive bonus (payable on the normal bonus cycles) in an amount equal for each such year to the product of your base salary in effect at termination and 55% (the sum of (a) and (b) being, collectively, the "Termination Payments").

"Cause" shall mean (i) your convictions of a felony or a misdemeanor if such misdemeanor involves moral turpitude; (ii) your committing any act of gross negligence or intentional misconduct in the performance or non-performance of your duties as an employee of Covance or its affiliates, including, any actions which constitute sexual harassment under applicable laws, rules or regulations;
(iii) your failure to perform your duties assigned for a period of thirty (30) or more days unless such failure is caused by an Extended Disability; or (iv) misappropriation of assets, personal dishonesty or intentional misrepresentation of facts which may cause Covance or its affiliates financial or reputational harm.

Should such involuntary termination occur because of an Extended Disability, and not for any other reason that constitutes Cause, for 120 consecutive days where you have not returned to your duties on a full-time basis after the expiration of such 120 day period within 30 days after written notice of termination is given to you, Covance shall pay to you the Termination Payments at the times specified above.

Extended Disability shall (i) mean you are unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of your position, or (ii) have the meaning specified in any disability insurance policy maintained by Covance, whichever is more favorable to you.

Except as may be otherwise provided in applicable Covance compensation and benefit plans, Covance shall not be liable for any salary or benefit payments to you beyond the date of your voluntary termination of employment with Covance. In the event of a termination of employment for Cause or Extended Disability, you shall not be entitled to any compensation or other benefits not already earned and owing to you on account of your services on the date of such termination of employment except as provided above with respect to a termination for Extended Disability.

Medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, while you are receiving the Termination Payments.

Change of Control

Should your employment be terminated by Covance (for reasons other than Cause), or should your duties as Corporate Senior Vice President be diminished in any respect (a "Constructive Termination") (either event being referred to herein as an "Event of Termination"), in each case within 12 months following a Change-of-Control (as defined below), you will be entitled to a lump sum payment equal to the sum of (1) the product of (a) 3 and (b) your base annual salary in effect at the time of your involuntary or Constructive Termination and (2) the product of (a) 3 and (b) number that is 55% of your base annual salary in effect at the time of your involuntary or Constructive Termination. Such payment will be made within 60 days of your involuntary or Constructive Termination. In addition to, and as a result of, the foregoing (i) all of your stock options (including the Stock Options), restricted stock (including the Restricted Stock), deferred compensation and similar benefits which have not become vested on the date of an Event of Termination shall become vested upon such Event and
(ii) you shall be entitled to receive any payments calculated pursuant to the paragraph headed "Certain Additional Payments by Covance".

For purposes of this Agreement, a Change-of-Control is defined to be:

           (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Covance's securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or

           (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on Covance's Board of Directors are different then the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or

           (iii) Covance shareholders approve a merger, or consolidation (where in each case Covance is not the survivor thereof), or sale or disposition of all or substantially all of Covance's assets or a plan or partial or complete liquidation; or

           (iv) an offerer (other than Covance) purchases shares of the Company's common stock pursuant to a tender or exchange offer for such shares.

Medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, until you find other employment but not longer than three years from the date of your involuntary or Constructive Termination following a Change-of-Control.

Certain Additional Payments by Covance

           (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of you, whether made under this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

           (b) All determinations required to be made under these provisions, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm utilized by Covance for the preparation of its annual external financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to Covance and you within 30 days of the Event of Termination, if applicable, or such earlier time as is requested by Covance. The Gross-Up Payment, if any, as determined pursuant to this Paragraph (b), shall be paid to you within 10 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Covance and you. If subsequent final determinations of the Excise Tax made by the Internal Revenue Service give rise to additional Excise Tax, then additional Gross-Up Payments shall be made by Covance to you within 10 days after the notice is received by Covance of such final determination.

           (c) You shall notify Covance in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Covance of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after you know of such claim. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which you give such notice to Covance (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Covance notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                       (i) give Covance any information reasonably requested by Covance relating too such claim,

                       (ii) take such action in connection with contesting such claims as Covance shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Covance,

                       (iii) cooperate with Covance in good faith in order effectively to contest such claim, and

                       (iv) permit Covance to participate in any proceedings relating to such claim;

provided, however, that Covance shall bear all costs and expenses incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax imposed as a result of such contest or representation and payment of costs and expenses. Covance shall control all proceedings taken in connection with such contest. Covance may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Covance shall determine; provided, however, that if Covance directs you to pay such claim and sue for a refund, Covance shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax imposed with respect to such advance.

           (d) If , after the receipt by you of an amount advanced by Covance pursuant to Paragraph (c), you become entitled to receive any refund with respect to such claim, you shall promptly pay to Covance the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by Covance pursuant to Paragraph (c), a final determination is made that you shall not be entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

Confidentiality

Covance possesses and will continue to possess trade secrets or other information which has been created, discovered, developed by or otherwise become known to Covance, or in which property rights have been assigned or otherwise conveyed to Covance, which information has commercial value with respect to the business and operations of Covance or the business and operations of its subsidiaries or its affiliates, including, but not limited to, information regarding sales, costs, customers, employees, products, services, apparatus, equipment, processes, formulae, marketing, or the organization, business or finances of Covance or its subsidiaries or its affiliates, or any information you have reason to know Covance would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity, whether or not developed by you ("Confidential Information"). Unless previously authorized in writing or instructed in writing by Covance, you will not, from and after the date of employment with Covance, directly or indirectly, use for your own benefit or purposes, or disclose to, or use for the benefit or purposes of, anyone other than Covance or its subsidiaries or affiliates, any Confidential Information, unless and until, and then only to the extent that, such Confidential Information has (a) been or becomes published, or is or becomes generally known in the trade through no fault of you, or (b) such information is made known and available to you by a third party, who, by such disclosure to you does not breach any duty or obligation to Covance or its subsidiaries or affiliates.

In the event you become legally compelled to disclose any of the Confidential Information, you will provide Covance with prompt notice so that Covance may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you are nonetheless legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may disclose such Confidential Information to such tribunal without liability hereunder.

Upon termination of your employment with Covance, you will deliver to Covance all written embodiments of the Confidential Information, including all notes, drawings, records, reports, pertaining to work done by you during your employment with Covance and all other matters of secret or confidential nature relating to Covance's business.

Non-Competition

You acknowledge that the services to be rendered by you to Covance are of a special and unusual character, with a unique value to Covance, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to Covance of such services for which you are employed at Covance, because of the Confidential Information obtained by, or disclosed to you, and as a material inducement to Covance to compensate you as well as provide you with additional benefits and other good and valuable consideration, you covenant and agree that:

           (a) Unless authorized by Covance's Board of Directors in writing, you shall not, during your employment with Covance and for one year after the expiration of your employment with Covance (the "Post Employment Term", your employment with Covance and the Post Employment Term, being, collectively, the "Period"), become employed by, become a director, officer, shareholder or partner of, or to otherwise enter into, conduct, or advise any business, whether directly or indirectly, which offers services or products in the United States and any other geographical regions where Covance, or its subsidiaries or its affiliates, is then offering its services or products in competition with services or products sold by Covance, or its subsidiaries or its affiliates at any time during the Period in the United States or such region, including, without limitation, the conduct of contract pre-clinical toxicology laboratory services, contract biopharmaceutical clinical laboratory services, contract bioprocessing or manufacturing services, contract drug packaging services, Phase I, II, III or IV clinical studies or outcomes or disease management studies (collectively, the "Covance Services"); provided that you shall not be bound by the restrictions contained in this provision (a) unless Covance has made all payments to you which are due and owing to you under this Agreement or any plan or bonus or incentive plan of Covance, including any equity incentive or bonus incentive plan of Covance, or otherwise; provided, further, that if you have been dismissed by Covance for Cause or you have voluntarily terminated your employment with Covance for any reason or no reason, you shall not be bound by the foregoing provisions of this paragraph (a) during the Post Employment Term unless Covance has made to you the payments specified above under "Severance". Nothing herein shall restrict you in your employment in any capacity by a corporation or entity engaged substantially in the manufacture or sale of pharmaceuticals, or any other business which does not offer Covance Services. Ownership of not more than 1% of the issued and outstanding shares of any class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market, shall not cause you to be deemed a shareholder under this provision.

           (b) During the Period, you shall not, directly or indirectly, solicit, divert or accept any business from any customer of Covance, its subsidiaries or affiliates to the detriment of any of the foregoing or seek to cause any such customers to refrain from doing business with or patronizing Covance, its subsidiaries or its affiliates.

           (c) During the Period, you shall not, directly or indirectly, solicit or induce for employment any employee of Covance or any of its subsidiaries or affiliates or otherwise encourage any employee of Covance or any of its subsidiaries or affiliates to leave Covance, or any of its subsidiaries or affiliates. For purposes of this Agreement, advertisements in trade magazines, use of executive search firms and other conventional means of obtaining employees shall not be construed as solicitation, inducements or encouragement unless the party utilizing such conventional means specifically directs the efforts at employee(s) with whom the party may not have contact pursuant to the terms of this Agreement.

           (d) For purposes of this Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of your immediate family or any partnership, or as otherwise specified above, and the term "customer" shall mean any person or entity to which Covance has sold services during the one-year period prior to the date you ceased employment with Covance or any persons or entities targeted by Covance or contacted for the purpose of selling such services during such one-year period which you knew about or reasonably should have known about.

Ownership of Know-How, Inventions and Other Intellectual Property

All the know-how, innovations, inventions, discoveries, improvements, procedures, programs, formulae and specifications which have been or may be either, directly or indirectly, developed, conceived or made by you in connection with your employment with Covance, whether or not in concert with other employees or shown or delivered to Covance or any of its subsidiaries or its affiliates, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection, shall be the exclusive property of Covance and you shall, at Covance's request and expense, promptly execute any and all documents or instruments which may be necessary to evidence such ownership.

Obligations of this Agreement cover any and all inventions, discoveries or improvements, directly or indirectly, conceived or made by you in connection with your employment with Covance prior to the date of this Agreement.

You will communicate to Covance promptly and fully all improvements and inventions you make or conceive (either solely or jointly with others) during the period of your employment with Covance and conceived by you during the Post Employment Term if based on or related to your employment at Covance.

Patents

You will, during and after the Period, at Covance's request and expense but without additional compensation, assist Covance and its nominees in every proper way to obtain and to vest in Covance or its nominees, title to patents on such improvements and inventions in all countries, by executing all necessary or desirable documents, including applications for patents and assignments thereof.

Records and Documents

Except in the performance of your duties as an employee of Covance, you will not at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions, recordings, abstracts, or summaries of any reports, studies, memoranda, correspondence, manuals, customer lists, software, records, formulae, plans, or other written, printed, or otherwise recorded material of any kind whatever belonging to or in the possession of Covance or its subsidiaries or affiliates, which may be produced or created by you or others, or which may come into your possession in the course of your employment, or which relate in any manner to the then current or prospective business of Covance, its subsidiaries or its affiliates. You shall have no right, title or interest in any such materials, and you agree that you have not removed and will not remove such materials without the prior written consent of Covance or its subsidiaries or affiliates, as applicable, and that you will surrender all such material to Covance immediately upon your termination or departure from Covance, or at any time prior thereto upon the request of Covance.

Injunctive Relief

You agree that the remedies available to Covance at law for any breach of any of your obligations under this Agreement may be inadequate, and you accordingly agree and consent that temporary or permanent injunctive relief, and/or an order of specific performance, may be granted in any proceeding which may be brought to enforce any provision hereof, without the necessity of proof of actual damage, in addition to any other remedies available to Covance at law.

Outplacement

In the event you are involuntarily or Constructively Terminated as a result of a Change-of-Control or for other reasons that do not constitute Cause, Covance shall provide for you, at Covance's cost, executive outplacement support for one-year following such termination.

Condition Subsequent

This Agreement shall be null and void and of no force or effect if the Spin-Off is not consummated.

Release

In the event you are terminated or Constructively Terminated without Cause, the obligation of Covance to make to you any or all of the payments specified under this Agreement (including, without limitation, the Termination Payments or the payments specified under the paragraph headed "Change of Control") shall be subject to your execution and delivery to Covance of a release in form and substance reasonably satisfactory to Covance of all claims, demands, suits or actions, whether in law or at equity, you have or may have relating to or giving rise from such termination or Constructive Termination.

General

The terms of your outstanding housing loan with Covance remain unchanged. In addition, provisions of employment relating to health benefits, vacation and reimbursement for business expenses, professional dues, etc. remain unchanged and will be administered in accordance with company policies, as they may be amended, modified or supplemented from time to time. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of future performance under the provision itself.

You hereby expressly agree that all of the covenants in this Agreement are reasonable and necessary in order to protect Covance and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns. Except in the event of a transfer to a successor corporation or other entity or affiliate of Covance, neither party shall have the right to assign its rights or delegate its obligations, or all or any portion of its rights or interests under this Agreement without the prior written consent of the other party hereto.

Any notice, request, demand, or other communication required or permitted by this Agreement shall be deemed to be properly given if delivered by hand or when mailed


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

certified, registered or first class mail or overnight courier with postage or shipping charge prepaid, addressed to Covance at 210 Carnegie Center, Princeton, New Jersey 08540, Attention: CEO and to you at your address specified above, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon participation. The addresses for the purpose of this Paragraph may be changed only by giving written notice of such change in the manner provided herein for giving notices.

The captions of the Paragraphs herein are inserted as a matter of convenience only and in no way define, limit or describe the scope of this Agreement or any provisions hereof.

This Agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof, and as such supersedes in its entirety any existing agreement, whether oral or written, between you and Covance, except as expressly otherwise provided to the contrary under this Agreement.

This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

Please indicate your agreement with the terms and conditions of this Agreement by signing one copy of this Agreement and returning it to my attention.

Very truly yours,

/s/ Christopher A. Kuebler

Christopher A. Kuebler
President and CEO

CAK\JSH\rh


Accepted as of the date first above specified:



By:   /s/ Dr. Kim D. Lamon
      -----------------------------------------
          Dr. Kim D. Lamon


                                       12